Exhibit 99.2

JDS Uniphase Corporation Announces Offering of Senior Convertible Notes

SAN JOSE, Calif., Oct 27, 2003 /PRNewswire-FirstCall via COMTEX/ — JDS Uniphase Corporation (Nasdaq: JDSU; TSX: JDU) today announced its intention to sell, subject to market and other conditions, $400 million of Zero Coupon Senior Convertible Notes due 2010 in a private, unregistered offering. The Company expects to grant the initial purchasers an over-allotment option to purchase up to an additional $75 million principal amount of the notes. The notes will be convertible into the Company’s common stock subject to satisfaction of certain conditions. The Company intends to use the net proceeds of the offering for general corporate purposes, including internal research and development programs, general working capital and possible future acquisitions and strategic investments.

This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, securities. Any offers of the securities will be made only by means of a private offering circular. The notes, and the shares of common stock issuable upon conversion of the notes, have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration under, or an applicable exemption from, the registration requirements of the Securities Act.

SOURCE JDS Uniphase Corporation

CONTACT:
Investors — Ronald C. Foster,
Chief Financial Officer,
+1-408-546-5000, or
Media — Gerald Gottheil,
Director of Corporate Communications,
+1-408-546-4400,
both of JDS Uniphase